Filed Pursuant to Rule 433
Registration Statement No. 333-264388
April 8, 2024

LEARN MOREMAXMAX +/-3X Auto Industry ETNs.$CARU $CARD exchange traded notes. Amplify your trading instincts with MAX.MAX +/-3X Auto Industry ETNs. $CARU $CARD exchange traded notes. Amplify your trading instincts with MAX.URL for all Google Discovery CTAs:https://www.maxetns.com/sector/auto-industry/MAX

LEARN MORE Trade +/-3X Auto Industry ETNs.Amplify your instincts with +/-3X $CARU $CARD exchange traded notes from MAX. Trade +/-3X Auto Industry ETNs. Amplify your instincts with +/-3X $CARU $CARD exchange traded notes from MAX.MAX

LEARN MORE+/-3X Auto Industry ETNs from MAX.Trade +/-3X $CARU $CARD exchange traded notes and amplify your instincts.+/-3X Auto Industry ETNs from MAX. (39 chars)Trade +/-3X $CARU $CARD exchange traded notes and amplify your instincts. (74 chars)MAXMAX

MAX ETNs+/-3X leverageLearn moreAutomotive ETNs.Trade: $CARU $CARDLearn moreExchange Traded Notes

Frame 4Frame 5Frame 6 Car reving sound - Supers appear, Ready. Set. Trade. Trade 3X Auto industry ETNs. - Car light streaks glow and moves across - ± 3X is revealed BG music begins-Side of frame closes in revealing engine graphic.-"$CARU $CARD ±3X Leverage Exchange traded notes"-Side transition opens from middle to reveal next frame.

"±3X Automotive industry ETNs Now trading." Revealed on screen. - Disclaimer fades in. - MAX logo with tagline fades in.

MAX ETNs +/-3X leveraged Auto Industry exchange traded notes. $CARU $CARD Now trading! Amplify your trading instincts with MAX. [122 c] Learn moreExchange Traded Notes

MAX ETNs +/-3X leveraged Auto Industry exchange traded notes. $CARU $CARD Now trading! Amplify your trading instincts with MAX. [122 c] Learn moreImportant information is in the hyperlinkExchange Traded Notes